Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of NYIAX, Inc. on Form S-1 Amendment No. 2 of our report dated June 1, 2022, except for the restatement discussed in Notes 2, 3, 4, 5, 6 and 8 as to which date is October 20, 2022, with respect to our audits of the financial statements of NYIAX, Inc. as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

December 21, 2022